UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016 (August 3, 2016)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd

Suite 500

The Woodlands, TX 77380

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (832) 413-4770

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, Summit Midstream GP, LLC (the “general partner”), which manages and operates Summit Midstream Partners, LP (the “Partnership”) announced that Mr. Peter Labbat was appointed to the Board of Directors (the “Board”) of the general partner.  Mr. Labbat will serve as an “Energy Capital Partners Designated Director.”  Mr. Labbat was selected to serve as a director due to his affiliation with Energy Capital Partners (“ECP”), which controls the general partner, his knowledge of the energy industry, and his financial and business expertise. Mr. Labbat has been an investment professional at Energy Capital Partners since 2006.  Prior to joining Energy Capital Partners, Mr. Labbat spent 13 years in Goldman Sachs’ Investment Banking Division.  He currently serves on the boards of ADA Carbon Solutions, LLC, Next Wave Energy Partners, LP, Chieftan Sand and Proppant, LLC, and Pro Petro Holding Corp.   Mr. Labbat received a B.A. in Economics from Georgetown University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Labbat will not be compensated for his service on the Board.  A portion of Mr. Labbat's compensation is tied to the performance of the ECP fund that indirectly owns the general partner, and as such Mr. Labbat may have an indirect interest in certain transactions he will evaluate as a member of the Board.  Except for his affiliation with ECP, there are no arrangements or understandings between Mr. Labbat and the general partner or the Partnership or any other persons pursuant to which he was elected to the Board.  There are no family relationships between Mr. Labbat and the executive officers or directors of the general partner and no transactions that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Labbat replaces Mr. Curtis A. Morgan, who resigned from the Board on August 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: August 5, 2016	/s/ Brock M. Degeyter
Brock M. Degeyter, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary